Exhibit 99.1

AMMO, Inc. Reports Financial Results for First Quarter Fiscal 2022

Record Net Revenues of $44.5 Million Including Marketplace Revenue of $12.3 Million

Diluted EPS of $0.08 Compared to ($0.07)

Adjusted EPS of $0.13 Compared to ($0.01)

Raises Fiscal 2022 Outlook to $210 Million of Revenue and $70 Million of Adjusted EBITDA

SCOTTSDALE, AZ, August 16, 2021 (GLOBE NEWSWIRE) — AMMO, Inc. (Nasdaq: POWW, POWWP) (“AMMO” or the “Company”), a leading vertically integrated producer of high-performance ammunition and components and operator of GunBroker.com, the largest online marketplace serving the firearms and shooting sports industries today announced results for its first quarter of fiscal 2022 ended June 30, 2021.

First Quarter Fiscal 2022 versus First Quarter Fiscal 2021:

●	Net revenues increased 360% year-over-year to $44.5 million
●	Marketplace revenue was $12.3 million reflecting the acquisition of GunBroker.com
●	Gross profit margin was 42.7% compared to 11.1%
●	Net income was $9.5 million compared to a net loss of $3.1 million
●	Diluted EPS of $0.08 compared to ($0.07); Adjusted EPS of $0.13 compared to ($0.01)
●	Adjusted EBITDA was $16.3 million versus a loss of $0.3 million
●	Backlog of $238 million

“We delivered solid first quarter results, exceeding estimates for revenue and Adjusted EBITDA. Core ammunition sales were up more than three-fold reflecting strong underlying demand for our unique, high-performance products. We also added over $12 million of high-margin Marketplace revenue with the GunBroker.com acquisition that closed in April,” said Fred Wagenhals, Chairman and Chief Executive Officer of AMMO, Inc. “Integration efforts are advancing on schedule and we are working on several major initiatives to further accelerate growth across our powerful Marketplace platform. Construction of our new manufacturing facility is also on track and we continue to make progress with new product development and government contracts. I am very proud of our team’s commitment and execution in driving significant value for all stakeholders.”

First Quarter Fiscal 2022 Results

Net revenues of $44.5 million were up 360% versus last year driven by strong growth in Ammunition and incremental revenue from the acquisition of GunBroker.com. Ammunition sales totaled $28.4 million compared to $6.4 million in last year’s first quarter, an increase of 342%. Marketplace revenue was $12.3 million reflecting the GunBroker.com business we acquired on April 30, 2021.

Gross profit was $19.0 million in the first quarter versus $1.1 million in the year-earlier period due to the increased sales of Ammunition coupled with the addition of our Marketplace segment, which included GunBroker.com. Gross profit margin was 42.7% in the first quarter compared to 11.1% in last year’s first quarter reflecting the impact of our higher margin Marketplace revenue.

Operating expenses were $9.3 million for the first quarter of fiscal 2022 compared to $3.9 million for the first quarter of fiscal 2021. The increase was attributable to operating the GunBroker.com business for approximately two months, higher commission payments stemming from growth in our Ammunition sales, higher stock-based compensation expense, and professional fees related to the acquisition of GunBroker.com. As a percent of sales, operating expenses declined to 20.9% in the first quarter of fiscal 2022 from 40.0% in the year-earlier period reflecting operating leverage, manufacturing scale and the mix shift in favor of higher margin Marketplace revenues.

Operating income for the first quarter of fiscal 2022 was $9.7 million compared to an operating loss of $2.8 million in last year’s first quarter.

Net income was $9.5 million in the first quarter of fiscal 2022 compared to a net loss of $3.1 million in the first quarter of fiscal 2021. Net income available to common shareholders was $9.2 million or $0.08 per fully diluted share versus a net loss of $3.1 million and ($0.07) per fully diluted share in the first quarter of fiscal 2021. Adjusted net income per share was $0.13 in versus an adjusted per share loss of ($0.01).

Adjusted EBITDA was $16.3 million in the first quarter of fiscal 2022 compared to an adjusted EBITDA loss of $0.3 million a year earlier.

Outlook

We are increasing our fiscal 2022 revenue guidance from $190 million to $210 million, including reiterating our expectation for second quarter fiscal 2022 revenue of at least $51 million. We estimate third quarter fiscal 2022 revenue will be approximately $60 million. We are increasing our Adjusted EBITDA guidance for fiscal 2022 from $65 million to $70 million.

Conference Call

Management will host a conference call to discuss the Company’s first fiscal quarter 2022 results at 5:00 p.m. ET today, August 16, 2021. To participate in the conference call, please join by dialing 1-877-407-0789 (domestic), 1-201-689-8562 (international), or via webcast (http://public.viavid.com/index.php?id=145751) at least 5-10 minutes prior to the scheduled start and follow the operator’s instructions. When requested, please ask for the “AMMO, Inc. First Quarter Fiscal 2022 Earnings Call.”

About AMMO, Inc.

With its corporate offices headquartered in Scottsdale, Arizona. AMMO designs and manufactures products for a variety of aptitudes, including law enforcement, military, sport shooting and self-defense. The Company was founded in 2016 with a vision to change, innovate and invigorate the complacent munitions industry. AMMO promotes branded munitions as well as its patented STREAK™ Visual Ammunition, /stelTH/™ subsonic munitions, and armor piercing rounds for military use. For more information, please visit: www.ammo-inc.com.

About GunBroker.com

GunBroker.com is the largest online marketplace dedicated to firearms, hunting, shooting and related products. Aside from merchandise bearing its logo, GunBroker.com currently sells none of the items listed on its website. Third-party sellers list items on the site and Federal and state laws govern the sale of firearms and other restricted items. Ownership policies and regulations are followed using licensed firearms dealers as transfer agents. Launched in 1999, GunBroker.com is an informative, secure and safe way to buy and sell firearms, ammunition, air guns, archery equipment, knives and swords, firearms accessories and hunting/shooting gear online. GunBroker.com promotes responsible ownership of guns and firearms. For more information, please visit: www.gunbroker.com.

Forward Looking Statements

This document contains certain “forward-looking statements”. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies, goals and objectives of management for future operations; any statements concerning proposed new products and services or developments thereof; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

Forward looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words, or the negative thereof. These forward-looking statements present our estimates and assumptions only as of the date of this report. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. You should, however, consult further disclosures and risk factors we include in Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports filed on Form 8-K.

Investor Contact:
Reed Anderson
ICR
(646) 277-1260
IR@ammo-inc.com

AMMO, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	March 31, 2021
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$50,972,447	$118,341,471
Accounts receivable, net	23,800,569	8,993,920
Due from related parties	18,657	15,657
Inventories, at lower of cost or net realizable value, principally average cost method	27,939,525	15,866,918
Prepaid expenses	3,460,619	2,402,366
Total Current Assets	106,191,817	145,620,332

Equipment, net	23,173,432	21,553,226

Other Assets:
Deposits	5,653,310	1,833,429
Licensing agreements, net	29,167	41,667
Patents, net	5,896,233	6,019,567
Other intangible assets, net	146,452,655	2,220,958
Goodwill	90,999,208	-
Right of use assets - operating leases	2,675,803	2,090,162
TOTAL ASSETS	$381,071,625	$179,379,341

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$23,906,989	$4,371,974
Factoring liability	1,095,989	1,842,188
Accrued liabilities	3,789,179	3,462,785
Inventory credit facility	258,955	1,091,098
Current portion of contingent consideration payable	10,755,000	-
Current portion of operating lease liability	948,894	663,784
Current portion of note payable related party	639,636	625,147
Insurance premium note payable	1,320,278	41,517
Total Current Liabilities	42,714,920	12,098,493

Long-term Liabilities:
Contingent consideration payable, net of current portion	533,254	589,892
Notes payable related part, net of current portion	700,507	865,771
Note payable	-	4,000,000
Operating lease liability, net of current portion	1,857,697	1,477,656
Total Liabilities	45,806,378	19,031,812

Shareholders’ Equity:
Series A Cumulative Perpetual Preferred Stock 7.25%, ($25.00 per share, $0.001 par value) 1,400,000 shares issued and outstanding as of June 30, 2021	1,400	-
Common stock, $0.001 par value, 200,000,000 shares authorized 113,046,766 and 93,099,067 shares issued and outstanding at June 30, 2021 and March 31, 2021, respectively	113,047	93,100
Additional paid-in capital	367,771,424	202,073,968
Accumulated deficit	(32,620,624)	(41,819,539)
Total Shareholders’ Equity	335,265,247	160,347,529
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$381,071,625	$179,379,341

AMMO, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,
	2021	2020

Net Revenues
Ammunition sales	$28,351,780	$6,411,668
Marketplace revenue	12,272,066	-
Casing sales	3,852,486	3,248,302
	44,476,332	9,659,970
Cost of Revenues, for the three months ended June 30, 2021 and 2020 includes depreciation and amortization of $905,790 and $758,502, respectively, and federal excise taxes of $2,397,771 and $641,123, respectively	25,505,438	8,588,565
Gross Profit	18,970,894	1,071,405

Operating Expenses
Selling and marketing	1,165,849	369,622
Corporate general and administrative	3,156,597	1,088,984
Employee salaries and related expenses	2,356,873	982,489
Depreciation and amortization expense	2,611,061	410,499
Loss on purchase	-	1,000,000
Total operating expenses	9,290,380	3,851,594
Income/(Loss) from Operations	9,680,514	(2,780,189)

Other Expenses
Other income	21,425	-
Interest expense	(165,279)	(323,600)
Total other expenses	(143,854)	(323,600)

Income (Loss) before Income Taxes	9,536,660	(3,103,789)

Provision for Income Taxes	-	-

Net Income/(Loss)	9,536,660	(3,103,789)

Preferred Stock Dividend	(337,745)	-

Net Income/(Loss) Attributable to Common Stock Shareholders	$9,198,915	$(3,103,789)

Net Income/(Loss) per share
Basic	$0.09	$(0.07)
Diluted	$0.08	$(0.07)

Weighted average number of shares outstanding
Basic	105,876,867	46,247,654
Diluted	109,051,682	46,247,654

Non-GAAP Financial Measures

We analyze operational and financial data to evaluate our business, allocate our resources, and assess our performance. In addition to total net sales, net loss, and other results under accounting principles generally accepted in the United States (“GAAP”), the following information includes key operating metrics and non-GAAP financial measures we use to evaluate our business. We believe these measures are useful for period-to-period comparisons of the Company. We have included these non-GAAP financial measures in this Quarterly Report on Form 10-Q because they are key measures we use to evaluate our operational performance, produce future strategies for our operations, and make strategic decisions, including those relating to operating expenses and the allocation of our resources. Accordingly, we believe these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

	For the Three Months Ended
	June 30, 2021	June 30, 2020

Reconciliation of GAAP net income to Adjusted EBITDA
Net Income (Loss)	$9,536,660	$(3,103,789)
Depreciation and amortization	3,516,851	1,169,001
Loss on purchase	-	1,000,000
Excise taxes	2,397,771	-
Interest expense, net	165,279	323,600
Employee stock awards	699,500	255,300
Stock grants	66,914	76,766
Other income, net	(21,425)	-
Contingent consideration fair value	(56,638)	(27,968)
Adjusted EBITDA	$16,304,912	$(307,090)

	For the Three Months Ended
	30-Jun-21		30-Jun-20

Reconciliation of GAAP net income to Fully Dilutive Adjusted EPS(1)
Net Income (Loss)	$9,536,660	$0.09	$(3,103,789)	$(0.07)
Depreciation and amortization	3,516,851	0.03	1,169,001	0.03
Loss on purchase	-	-	1,000,000	0.02
Interest expense, net	165,279	0.00	323,600	0.01
Employee stock awards	699,500	0.01	255,300	0.01
Stock grants	66,914	0.00	76,766	0.00
Other income, net	(21,425)	(0.00)	-	-
Contingent consideration fair value	(56,638)	(0.00)	(27,968)	(0.00)
Adjusted EBITDA	$13,907,141	$0.13	$(307,090)	$(0.01)

(1) Fully Dilutive Weighted Shares Outstanding were 109,051,682 and 46,247,654, respectively for the three months ended June 30, 2021 and 2020.